Exhibit 99
ROCKY SHOES & BOOTS, INC.

Company Contact:	Jim McDonald Chief Financial Officer (740) 753-1951
Investor Relations:	Integrated Corporate Relations, Inc. Brendon Frey/Chad A. Jacobs (203) 682-8200
ROCKY SHOES & BOOTS, INC. REPORTS RECORD REVENUES AND EARNINGS FOR
THE FOURTH QUARTER AND FULL YEAR 2005
— Fourth Quarter Revenue Increases 128% to a Record $74.9 Million —
— Fourth Quarter Diluted EPS Increases 7% to a Record $0.46—
— Fiscal 2005 Revenues Increases 124% to a Record $296.0 Million –
— Fiscal 2005 Diluted EPS Increases 34% to a Record $2.33 —
NELSONVILLE, Ohio, March 1, 2006 – Rocky Shoes & Boots, Inc. (Nasdaq: RCKY) today announced record financial results for the fourth quarter and fiscal year ended December 31, 2005.
For the three months ended December 31, 2005, net sales increased 128% to a record $74.9 million compared to $32.9 million for the corresponding period a year ago. Net income rose 19% to a record $2.6 million versus net income of $2.2 million last year. Diluted earnings per share increased to $0.46 versus $0.43 a year ago.
For the full year ended December 31, 2005, net sales increased 124% to a record $296.0 million compared to net sales of $132.2 million for the year ended December 31, 2004. Net income rose 51% to $13.0 million versus net income of $8.6 million a year ago, and diluted earnings per share rose 34% to $2.33 versus $1.74 for the corresponding period last year.
On January 6, 2005, Rocky Shoes & Boots, Inc. completed the acquisition of EJ Footwear Group. The results for the three month and twelve month period ended December 31, 2005 represent the performance of the consolidated company, while the year ago results reflect Rocky Shoes & Boots on a stand-alone basis.
Mike Brooks, Chairman and Chief Executive Officer of Rocky Shoes & Boots, stated: “Fiscal 2005 was an historic period for our company, highlighted by our record sales and profits. During the past 12-months we have made important strides expanding our position in the industry, diversifying our product mix, and broadening our channels of distribution. We also made key investments to our infrastructure and enhanced our operating platform in order to better support our future growth plans. Today, we operate a powerful portfolio of leading brands and we are dedicated to maximizing the prospects for each of them.”
Fourth Quarter Results
Net sales for the fourth quarter increased 128% to $74.9 million compared to $32.9 million a year ago. The fourth quarter results reflect the acquisition of EJ Footwear, which contributed $41.8 million in revenue during the three month period ended December 31, 2005. Wholesale revenues, which include footwear and apparel sales of the company’s owned brands, Rocky, Gates, Georgia Boot, and Durango, and footwear sales of the licensed brand Dickies, increased 104% to $51.9 million compared to $25.4 million a year ago. Retail sales, which consist of the company’s Lehigh business and company owned store in Nelsonville, Ohio, were $14.3 million compared to $1.7 million of retail sales a year ago. Sales of footwear to the U.S. military increased to $8.7 million compared to $5.7 million in the corresponding period of 2004.
Gross profit in the fourth quarter of 2005 increased to $28.7 million, or 38.4% of sales, from $9.3 million or 28.1% of sales, for the same period last year. The 1030 basis point increase was primarily due to sales of EJ Footwear product which carry a higher gross margin than Rocky products.
Selling, general and administrative (SG&A) expenses were $22.7 million, or 30.3% of sales for the fourth quarter of 2005 compared to $6.6 million, or 20.0% of sales, a year ago. The increase was primarily a result of higher SG&A associated with the EJ Footwear business.
Income from operations increased to $6.0 million or 8.0% of net sales for the period from $2.7 million or 8.2% of net sales in the prior year.
Fiscal 2005 Year-End Results
Net sales for the fiscal year ended December 31, 2005 increased 124 % to $296.0 million compared to $132.2 million a year ago. The fiscal 2005 results reflect the acquisition of EJ Footwear, which contributed $163.4 million in revenue during the 12-month period ended December 31, 2005. Wholesale revenues, which include footwear and apparel sales of the Company’s owned brands, Rocky, Gates, Georgia Boot, and Durango, and footwear sales of the licensed brand Dickies, increased 91% to $209.9 million in fiscal 2005 compared to $109.7 million in fiscal 2004. Retail sales, which consist of the Company’s Lehigh business and company owned store in Nelsonville, Ohio, were $58.4 million compared to $4.0 million of retail sales last year. Sales of footwear to the U.S. military increased to $27.7 million compared to $18.5 million in the corresponding period of 2004.
Gross profit increased to $112.2 million, or 37.9% of sales, from $38.6 million or 29.2% of sales, for the same period last year. The 870 basis point increase was primarily due to sales of EJ Footwear product which carry a higher gross margin than Rocky products.
Selling, general and administrative (SG&A) expenses were $84.1million, or 28.4% of sales compared to $25.6 million, or 19.4% of sales, a year ago. The increase was primarily a result of higher SG&A associated with the EJ Footwear business.
Income from operations increased to $28.1 million or 9.5% of net sales versus $13.0 million or 9.8% of net sales in the prior year.
Funded Debt and Interest Expense
The Company’s funded debt at December 31, 2005 was $105.4 million versus $16.5 million at December 31, 2004. The year-over-year increase was principally due to borrowings under the credit facility to fund the purchase of EJ Footwear. Interest expense increased to $2.7 million for the fourth quarter of fiscal 2005, versus $0.4 million for same period last year and to $9.3 million for the 12-month period ended December 31, 2005, versus $1.3 million for the same period last year. These increases were primarily due to the increase in borrowings.
Inventory
Inventory increased to $75.4 million at December 31, 2005 compared with $33.0 million on the same date a year ago, primarily due to the acquisition of EJ Footwear.
Outlook
The Company stated it remains comfortable with its previously updated guidance for fiscal 2006. The Company expects revenues to be in the range of $287 million to $292 million, and diluted earnings per share to be in the range of $2.28 to $2.38, including a non-cash charge of approximately $0.07 per share related to stock option expensing. Excluding stock option expensing, the Company expects diluted earnings per share to be in the range of $2.35 to $2.45. It is important to note that the Company’s guidance for fiscal 2006 does not include any footwear sales to the military compared to approximately $27.7 million in fiscal 2005.
Mr. Brooks concluded, “As we begin fiscal 2006, our entire organization is completely focused on successfully executing our strategic plan. While we are pleased with our recent achievements, we believe we have just begun to scratch the surface in terms of our full potential. We move forward with a management team committed to capitalizing on the many opportunities we have created and returning significant value to our shareholders.”
About Rocky Shoes & Boots, Inc.
Rocky Shoes & Boots, Inc. designs, manufactures and markets premium quality outdoor, work, duty and western footwear, as well as branded apparel and accessories. The Company’s footwear, apparel and accessories are marketed through several distribution channels, primarily under owned brands, ROCKY®, GATES®, GEORGIA BOOT®, LEHIGH®, DURANGO®, and the licensed brand, DICKIES®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding sales and earnings guidance for fiscal 2006 (paragraph 16). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2004 (filed March 16, 2005), quarterly report on Form 10-Q for the quarter ended September 30, 2005 (filed November 1, 2005), quarterly report on Form 10-Q for the quarter ended June 30, 2005 (filed August 9, 2005), and amended quarterly report on Form 10-Q for the quarter ended March 31, 2005 (filed September 13, 2005). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Shoes & Boots, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
	(Unaudited)

ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$1,608,680	$5,060,859
Trade receivables — net	61,746,865	27,182,198
Other receivables	2,455,885	1,114,959
Inventories	75,386,732	32,959,124
Deferred income taxes	2,251,733	230,151
Income tax receivable		2,264,531
Prepaid expenses	1,497,411	588,618

Total current assets	144,947,306	69,400,440

FIXED ASSETS — net	24,342,250	20,179,486

DEFERRED PENSION ASSET	2,117,352	1,347,824

IDENTIFIED INTANGIBLES & GOODWILL	61,942,465	4,119,288

OTHER ASSETS	3,214,131	1,658,616

TOTAL ASSETS	$236,563,504	$96,705,654

LIABILITIES AND SHAREHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable	$12,721,214	$4,349,248
Current maturities — long term debt	6,400,416	6,492,020
Accrued expenses:
Income taxes	771,130
Taxes — other	603,435	422,692
Salaries and wages	1,531,336	1,295,722
Other	3,642,106	1,228,708

Total current liabilities	25,669,637	13,788,390

LONG TERM DEBT-less current maturities	98,972,190	10,044,544
DEFERRED INCOME TAXES	12,612,857	1,205,814
DEFERRED LIABILITIES	603,347	296,108

TOTAL LIABILITIES	137,858,031	25,334,856

SHAREHOLDERS’ EQUITY:
Common stock, no par value;	51,642,364	38,399,114
Accumulated other comprehensive loss	—	(1,077,586)
Retained earnings	47,063,109	34,049,270

Total shareholders’ equity	98,705,473	71,370,798

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$236,563,504	$96,705,654

Rocky Shoes & Boots, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)

NET SALES	$74,917,107	$32,879,993	$296,022,614	$132,248,963

COST OF GOODS SOLD	46,170,755	23,628,933	183,820,868	93,606,600

GROSS MARGIN	28,746,352	9,251,060	112,201,746	38,642,363

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	22,719,849	6,570,413	84,137,378	25,617,944

INCOME FROM OPERATIONS	6,026,503	2,680,647	28,064,368	13,024,419

OTHER INCOME AND (EXPENSES):
Interest expense	(2,739,554)	(375,524)	(9,256,867)	(1,328,575)
Other — net	215,788	333,074	464,385	374,548

Total other — net	(2,523,766)	(42,450)	(8,792,482)	(954,027)

INCOME BEFORE INCOME TAXES	3,502,737	2,638,197	19,271,886	12,070,392

INCOME TAX EXPENSE	896,683	451,437	6,258,047	3,476,000

NET INCOME	$2,606,054	$2,186,760	$13,013,839	$8,594,392

NET INCOME PER SHARE
Basic	$0.49	$0.47	$2.48	$1.89
Diluted	$0.46	$0.43	$2.33	$1.74

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,326,438	4,635,958	5,257,616	4,557,283

Diluted	5,626,473	5,035,424	5,584,857	4,953,529